Exhibit 99.4

Consent to be Named as a Director

Boundless Bio, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the combined company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Rachel Haurwitz, Ph.D.
Name: Rachel Haurwitz, Ph.D.

October 30, 2026
Date